Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-8  (Nos. 333-217818, 333-199009, and 333-198049) of USA Technologies, Inc., of our report dated September 11, 2017, relating to the financial statements of Cantaloupe Systems, Inc., appearing in this Current Report on Form 8-K/A of USA Technologies, Inc.

/s/ Moss Adams LLP

Campbell, California

January 24, 2018